UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2013

DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-12935	20-0467835
(Commission File Number)	(I.R.S. Employer Identification No.)

5320 Legacy Drive Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant's telephone number, including area code:	(972) 673-2000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Officership Position

On December 12, 2013, Robert Cornelius notified Denbury Resources Inc. (the “Company”) that he will retire from his current position as Senior Vice President – Commercial Development, Government Affairs and Project Management, effective as of the end of business on December 31, 2013.

In connection with the resignation from his current position, Mr. Cornelius and the Company entered into an Officer Resignation Agreement which provides for Mr. Cornelius (a) to be paid $395,000 in cash, and (b) to be employed on a part-time basis and available to the Company until October 31, 2015, for which Mr. Cornelius will be paid nominal compensation.

Compensatory Arrangements of Named Executive Officers

The following describes certain 2013 cash bonus awards, plus modifications to compensation arrangements for 2014 for the named executive officers of the Company designated in its most recent proxy statement, other than Mr. Cornelius who is retiring from his officer's position effective December 31, 2013 (the "named executive officers") all as determined or recommended by the Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"), and ratified by the independent members of the Board, both at their December meetings. These 2014 compensation arrangements principally differ from those in 2013 by eliminating SARs, and increasing the proportions of total performance-based long-term incentive awards made up of TSR awards and operational performance awards, all to be granted on a predetermined date in January 2014, along with changes in operational-performance-award metrics.

2013 Cash Bonus Awards

At its December meeting, the Committee approved discretionary cash bonuses for 2013 in the amounts of $571,875 for Mr. Rykhoek, $366,778 for Mr. McPherson, $366,905 for Mr. Allen, $345,000 for Mr. Cornelius and $254,028 for Mr. Matthews. These cash bonus amounts averaged 80% of target levels for the named executive officers as a group and ranged from 76% to 84% of target for individual named executive officers.

2014 Base Salaries

Effective January 1, 2014, the base salaries of the named executive officers will be $780,000 for Mr. Rykhoek, $484,380 for Mr. McPherson, $455,619 for Mr. Allen and $376,740 for Mr. Matthews, reflecting increases of 4% over prior-year base salaries.

2014 Long-Term Incentive Grants

At its December meeting, the Committee also approved incentive compensation awards for the Company’s named executive officers to be granted in January 2014.  The total dollar amount of 100% target-level equity-based incentive compensation for 2014 to be granted to the named executive officers is $4,000,000 to Mr. Rykhoek, $2,250,000 to Mr. McPherson, $1,750,000 to Mr. Allen and $900,000 to Mr. Matthews. Of these amounts, 34% will be granted in the form of time-vested restricted stock that will vest on March 31, 2017, 33% will be granted in the form of a three-year TSR award that will vest on March 31, 2017 and the remainder will be awards based on operational performance metrics. One-third of the operational performance awards will vest on March 31, 2015 and two-thirds will vest on March 31, 2017. The exact number of shares of restricted stock and performance-based shares to be granted will be based upon the closing price on the NYSE of Denbury common stock on the date of grant.

The table below includes an estimate of the number of shares of common stock to be covered by these incentive awards to be granted (at the target level).  A $16.00 per share common stock price has been used solely for purposes of presenting this estimate (which is based on the December 12, 2013 NYSE closing price for the Company’s common stock, rounded to the nearest dollar).

— Estimated 2014 Equity Awards

	Estimated number of Shares of Time-Vesting Restricted Stock	Estimated number of Shares of Performance-Based Operational Performance Awards (100% target amount)	Estimated number of Shares of Performance-Based TSR Award (100% target amount)
Phil Rykhoek	85,000	82,500	82,500
Craig McPherson	47,812	46,406	46,406
Mark Allen	37,187	36,093	36,093
James Matthews	19,125	18,562	18,562

All of the above long-term equity incentive awards are subject to earlier vesting in the event of a change in control, death, disability, and in some cases retirement eligibility, as provided in the Company's 2004 Omnibus Stock and Incentive Plan and/or specific award agreements.  Generally, the number of shares earnable under the performance-based awards for performance at the designated target levels (100% target vesting levels) can be increased if Company performance exceeds the 100% target levels, up to a total of twice the number of shares.  If performance is below designated minimum levels for all performance targets, no performance-based shares would be earned.

— 2014 Cash Performance Awards

In addition to the grants of equity awards, the Committee approved the grant of performance-based cash awards to the named executive officers on the same predetermined date in early January 2014. These awards will be based on annual performance targets and metrics, with a potential payout ranging from 0% to 200% based on specific targets. If these cash awards are earned at the 100% target level, the named executive officers would be eligible to earn $600,000 for Mr. Rykhoek, $400,000 for Mr. McPherson, $350,000 for Mr. Allen and $200,000 for Mr. Matthews.  All of these performance-based cash awards will vest on March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: December 18, 2013	By:	/s/ Alan Rhoades
Alan Rhoades
Vice President and Chief Accounting Officer